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                                                                    EXHIBIT 99.2


                     Apartment Investment and Management Company
                           Declares First Quarter Dividend

    DENVER, April 24 /PRNewswire/ -- Apartment Investment and Management
Company ("AIMCO") (NYSE: AIV) announced that Cash Earned For Shareholders ("CEFS") totaled $10,979,000 or $0.56 per common share for the quarter ended March 31, 1997 compared to $6,768,000 or $0.49 per common share for the quarter ended March 31, 1996, a 14.3% increase on a per share basis. Funds From Operations ("FFD") for the first quarter of 1997 equaled $12,512,000 or $0.64 per common share, exceeding industry analysts' consensus estimates of $0.63, compared to $7,888,000 or $0.57 per common share for the quarter ended March 31, 1996, a 12.3% increase on a per share basis.
    For the first quarter of 1997 "same store" sales for 51 properties consisting of 12,863 apartment units owned during the first quarters of both 1997 and 1996 showed an increase in revenues of 4.2%, operating expenses remained stable, resulting in an increase in net operating income of 6.8% over the comparable quarter of 1996. Weighted average physical occupancy for the 51 properties increased approximately 1% from 93.8% at March 31, 1996 to 94.5% at March 31, 1997. Average monthly rent per occupied unit increased from $541 at March 31, 1996 to $563 at March 31, 1997, a 4.1% increase.
    The Board of Directors of AIMCO declared a cash dividend of $0.4625 per common share for the quarter ended March 31, 1997, payable on May 15, 1997, to shareholders of record on May 8, 1997.  This dividend is equivalent to an annualized dividend rate of $1.85 per common share and represents a distribution of 82.6% of CEFS and 72.3% of FFO for the quarter. Based on the closing price for the first quarter of $29 1/8, the dividend represents a yield of 6.4%.
    The first quarter 1997 earnings conference call will be conducted on
Monday, April 28, 1997 at 3:00 p.m. Eastern time. You can participate in the conference call by dialing (800) 374-0616 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the Apartment Investment and Management Company first quarter results conference call.
    AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 8 regional and local offices, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of March 31, 1997, AIMCO owned or controlled 94 apartment communities containing 23,764 apartment units and managed 131 apartment communities containing 17,731 apartment units for third parties and affiliates, bringing the total managed portfolio to 225 apartment communities containing 41,495 apartment units located primarily in the sunbelt regions of the United States.
SOURCE  Apartment Investment and Management Company
    -0-                            04/24/97
    /CONTACT: Leeann Morein, Chief Financial Officer, 303-757-8101, or Peter Kompaniez, Vice Chairman, 909-336-4821, or email: investor@po-admin.ccmail.compuserve.com, both of Apartment Investment and Management Company/ (AIV)


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